Exhibit 99.1

Cryoport Increases Revenue by 65% for the First Six Months of Fiscal 2015

Revenue growth driven by broader customer base,

expanded distribution and increased customer utilization

- - -

Now has collaborative agreements with the three major global carriers accounting for over 220 countries.

LAKE FOREST, CA – November 12, 2014 — Cryoport, Inc. (OTCBB: CYRX) today announced financial results for its second quarter and six months ended September 30, 2014.

Recent Operating Highlights

•	Generated 65% revenue growth to $1.8 million for the first six months of fiscal 2015 ended September 30, 2014 compared to the prior year
•	Secured a collaboration agreement with UPS that enhances their temperature-sensitive offerings to the healthcare industry
•	Deployed the “Regenerative Medicine Point-of-Care Repository” solution for Liventa Bioscience’s AmnioClear® LCT therapy to orthopedic clinics in the U.S.
•	Engaged the Broekman Group to enhance logistics and operational support in Europe

Six-Month Financial Results

Cryoport’s net revenues increased 65% to $1.8 million for the six months ended September 30, 2014, as compared to $1.1 million for the same period last year. The increase was primarily driven by growth in overall demand within the Company’s existing client base and the addition of new clients using Cryoport Express® Solutions as compared to the same period in the prior year.

Gross margin for the six months ended September 30, 2014 was 32% of net revenues, or $0.6 million, as compared to gross margin of 12% of net revenues, or $0.1 million, for the six months ended September 30, 2013. Cost of revenues for the six months ended September 30, 2014 was 68% of net revenues, or $1.2 million, as compared to 88% of net revenues, or $0.9 million for the six months ended September 30, 2013, which illustrates the operating leverage in the business model as revenue continues to ramp.

Net loss decreased by $13.6 million to $3.7 million for the six months ended September 30, 2014, a 77% decrease as compared with a net loss of $16.3 million for the six months ended September 30, 2013. The net loss for the six month period last year included a debt conversion expense of $13.2 million.

Three-Month Financial Results

Net revenues were $0.8 million, a 42% increase for the three months ended September 30, 2014, as compared with $0.6 million for the three months ended September 30, 2013.

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The demand for cryogenic logistics solutions in the life sciences industry and an increase in our client base were the main contributors to the growth.

Gross margins for the three months ended September 30, 2014 was 27% as compared with 12% for the three months ended September 30, 2013. The increase in gross margin was primarily due to the operating leverage in the company resulting in improved economies of scale as revenues increased.

Net loss decreased by $13.6 million to $1.4 million for the three months ended September 30, 2014, a 91% decrease compared with a net loss of $15.0 million for the three months ended September 30, 2013.  The net loss for the second fiscal quarter last year included a debt conversion expense of $13.2 million.

Cryoport’s CEO, Jerrell Shelton, commented, “We are pleased to report another quarter of revenue growth over last year, resulting in a continued expansion of our gross margin. Our sales and marketing strategies are gaining momentum as evidenced by an active and growing sales pipeline. Our growth year-to-date is also a reflection of a flourishing life sciences industry with new therapies coming to market. Our recently announced strategic collaboration with United Parcel Service (UPS) is yet another strong indication of the acceptance of our validated solutions and the opportunities that exists within life sciences. We are now the provider of choice for the three major carriers looking to deliver validated cryogenic logistics solutions to their life sciences and healthcare customers. Our unique, best-in-class solutions deliver superior economics and reliability to life sciences clients throughout the world.

“Our ‘powered by CryoportSM’ partnering strategy with the leading carriers in the world has expanded our sales and marketing reach in the life sciences community and across the globe. The increased adoption of our cryogenic logistics solutions is a validation of our technology-centric solutions and expertise in time- and temperature-sensitive logistics as more life sciences companies rely on our services. We expect our momentum and growth to continue as we strive to maintain our market leadership.”

“We are expanding our client base as we cultivate relationships with large life sciences companies. Our increases in revenues are coming from across the board as we are recognized as an important partner to the life sciences industry and we are recognized for providing solutions for the critical link of cryogenic logistics for the industry. Our employees take pride in our reputation and work diligently to effectively serve our clients and support our clients’ initiatives.”

“We maintain our long-term view of the market opportunities for Cryoport and our strategic vision of being the premier provider of cold chain logistics solutions, including packaging, information technology, and logistics expertise, to the life sciences industry. Our competencies to customize cryogenic logistics solutions to meet client-defined needs and requirements are unsurpassed in the industry. Our role in the fast growing cold chain market for life sciences continues to be validated by the increasing attention we receive from industry players that serve the life sciences market including integrators, specialty couriers, freight forwarders and brokers,” concluded Mr. Shelton.

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Further information on Cryoport’s results are included on the attached condensed consolidated balance sheets and statements of operations and further explanation of Cryoport’s financial performance is provided in Cryoport’s quarterly report for the quarter ended September 30, 2014 on Form 10-Q, which was filed with the SEC today. The full report is available on the SEC Filings section of the Investor Relations section of our website at www.cryoport.com.

About Cryoport, Inc.

Cryoport provides leading edge cryogenic logistics solutions to the life sciences industry through the combination of purpose-built proprietary packaging, software technologies and skilled and total management of the entire logistics process. Cryoport Express® liquid nitrogen dry vapor shippers are validated to maintain a constant -150°C temperature for a 10-plus day dynamic shipment duration, and its Cryoportal™ Logistics Management Platform assists in managing the entire shipment process, including initial order input, document preparation, customs documentation and clearance, courier management, shipment tracking, issue resolution, and delivery. Cryoport’s total turnkey logistics solutions offer reliability, cost effectiveness, and convenience, while the use of recyclable and reusable components provides a “green” and environmentally friendly solution. Among Cryoport’s service options, the client has the option to record and archive the “chain of condition” and “chain of custody” information for shipments thereby meeting the exacting requirements for scientific work and regulatory purposes. For more information visit www.cryoport.com.

To download Cryoport's investor relations app, which offers access to SEC documents, press releases, videos, audiocasts and more, please click to download from your iPhone and iPad or  Android mobile device.

Forward Looking Statements

Statements in this press release which are not purely historical, including statements regarding Cryoport, Inc.’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that the company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, and technical development risks. The company’s business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended March 31, 2014. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Cryoport, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Contact:

Todd Fromer / Garth Russell
tfromer@kcsa.com / grussell@kcsa.com
P: 1-212-682-6300

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Cryoport, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013
Net revenues	$825,000	$579,827	$1,761,588	$1,067,790
Net revenues	$825,000	$579,827	$1,761,588	$1,067,790
Cost of revenues	600,042	507,725	1,197,275	941,046

Gross margin	224,958	72,102	564,313	126,744

Operating costs and expenses:
Selling, general and administrative	1,510,708	1,240,413	2,938,558	2,462,487
Research and development	89,279	118,436	168,523	211,079

Total operating costs and expenses	1,599,987	1,358,849	3,107,081	2,673,566

Loss from operations	(1,375,029)	(1,286,747)	(2,542,768)	(2,546,822)
Other (expense) income:
Debt conversion expense	--	(13,161,017)	--	(13,161,017)
Interest expense	(7,854)	(512,776)	(1,136,732)	(594,995)
Other expense, net	(1,876)	--	(923)	--
Change in fair value of derivative liabilities	--	892	--	19,649

Loss before provision for income taxes	(1,384,759)	(14,959,648)	(3,680,423)	(16,283,185)
Provision for income taxes	--	--	(1,600)	--

Net loss	(1,384,759)	(14,959,648)	(3,682,023)	(16,283,185)
Preferred stock beneficial conversion charge	(1,727,027)	--	(2,468,813)	--
Undeclared cumulative preferred dividends	(71,874)	--	(99,597)	--

Net loss attributable to common stockholders	$(3,183,660)	$(14,959,648)	$(6,250,433)	$(16,283,185)

Net loss per share attributable to common stockholders - basic and diluted	$(0.05)	$(0.38)	$(0.10)	$(0.42)

Weighted average shares outstanding – basic and diluted	60,048,933	39,110,774	60,019,290	38,589,663

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Cryoport Inc. and Subsidiary

Summary Condensed Consolidated Balance Sheets

	September 30,	March 31,
	2014	2014
	(unaudited)
Current Assets:
Cash and cash equivalents	$103,343	$369,581
Accounts receivable, net	408,080	515,825
Inventories	58,804	29,703
Other current assets	85,312	196,505
Total current assets	655,539	1,111,614
Property and equipment, net	393,372	408,892
Intangible assets, net	156,407	180,086
Deposits and other assets	-	9,358
Total assets	$1,205,318	$1,709,950

Current liabilities:
Accounts payable and other accrued expenses	$703,084	$579,678
Accrued compensation and related expenses	549,659	454,288
Convertible debentures payable and accrued interest, net of discount	-	1,622,359
Current portion of related party notes payable	1,326,188	1,358,120
Total current liabilities	2,578,931	4,014,445
Total stockholders' deficit	(1,373,613)	(2,304,495)
Total liabilities and stockholders’ deficit	$1,205,318	$1,709,950

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